Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax

March 17, 2026

Guggenheim Funds Trust

702 King Farm Boulevard, Suite 200

Rockville, MD 20850

Re:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933

Dear Ladies and Gentlemen:

We have acted as counsel for Guggenheim Funds Trust (the “Trust” or the “Registrant”), a Delaware statutory trust, in connection with the filing of the Trust’s registration statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”) relating to the transfer of all of the assets of Guggenheim Strategy Fund II (the “Acquired Fund”), a series of Guggenheim Strategy Funds Trust, to Guggenheim Ultra Short Income ETF (the “Acquiring Fund”), a series of the Trust, in exchange for the issuance of shares of beneficial interest of the Acquiring Fund (the “Shares”), and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be executed by and between the Trust, on behalf of the Acquiring Fund, and Guggenheim Strategy Funds Trust, on behalf the Acquired Fund, as described in the Registration Statement and a form of which will be filed with the Registration Statement. This opinion letter is being furnished to the Trust in accordance with the requirements of Item 16 of Form N-14 under the 1933 Act, and no opinion is expressed herein as to any matter other than as to the legality of the shares of the Acquiring Fund to be registered pursuant to the Registration Statement.

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinion set forth herein, we have examined the Agreement and the following Trust documents: the Trust’s Amended and Restated Declaration of Trust; the Trust’s Amended and Restated By-Laws; and such other Trust records, certificates, resolutions and documents that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a certificate as of a recent date issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments, certificates and statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Shares to be registered pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Trust.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP